SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097


Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials [ ]
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Hill International Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

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PROXY STATEMENT OF BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF HILL INTERNATIONAL, INC. FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 9, 2015

Bulldog Investors, LLC, is sending this proxy statement and the enclosed green proxy card on or about May 26, 2015, to common stockholders of Hill International, Inc. ("Hill") of record on April 15, 2015 (the
"Record Date"). We are soliciting a proxy to vote your shares at the Annual Meeting of Stockholders (the "Meeting"). Please refer to Hill's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

INTRODUCTION

    Management's proxy statement indicates there are two matters to be voted upon at the Meeting. However, we have notified management that we intend to submit two proposals and nominate two directors at the Meeting. We have filed a lawsuit for a declaration that our proposals may be presented at the Meeting. If we prevail, then there will be four matters that stockholders may vote upon at the Meeting: (1) the election of two Directors; (2) to re-approve Hill's 2010 Senior Executive Bonus Plan;
(3) a non-binding stockholder proposal that the Board of Directors hire an investment banker to investigate the possibility of a liquidity event to maximize stockholder value, and (4) a non-binding stockholder proposal that the "poison pill" recently adopted by the Board of Directors be rescinded in the event a cash tender offer is made for all shares of Hill. We are soliciting a proxy to vote your shares FOR the election of our nominees as directors, AGAINST the 2010 Senior Executive Bonus Plan, and FOR the two stockholder proposals. We intend to deliver a proxy statement and form of proxy to all holders of Hill's voting shares.

    There is a dispute between Hill management and us as to whether we are entitled to present our nominations or proposals at the Meeting. As a result, on May 14, 2015 we filed a Complaint in the Delaware Court of Chancery seeking an Order declaring that our director nominations and Proposals 3 and 4 may be presented at the Meeting. Our complaint and our May 7, 2015 letter to management regarding our proposals and nominations is available at http://www.bulldoginvestorsproxymaterials.com. Unless we prevail in this lawsuit, the green proxy card may only be counted toward a quorum and vote on Proposal 2.


REASON FOR THE SOLICITATION

    Since early September 2008, when Hill's shares traded at more than $19 per share, its financial performance has been disappointing. On May 1, 2015, Hill's shares closed at $3.91 per share, down over 80% from their peak. On May 4, 2015, DC Capital Partners, LLC ("DC Capital"), a private investment firm, announced an offer to purchase Hill for at least $5.50 per share, a premium of 40.7% over the closing price on the previous day. The next day, Hill announced that the Board had rejected the offer and adopted a poison pill. In light of management's poor track record, we believe the Board should actively explore all avenues to maximize stockholder value. The nominations and proposals we intend to present at the Meeting are consistent with that goal.

HOW PROXIES WILL BE VOTED

    If you wish to vote FOR the election of our nominees and/or to vote on any of the above proposals, you may do so by completing and returning a green proxy card to us or to our agent. Unless you direct otherwise, your shares will be voted FOR the election of our nominees, AGAINST the proposal to re-approve Hill's 2010 Senior Executive Bonus Plan, and FOR the aforementioned stockholder proposals. In addition, you will be granting the proxy holder(s) discretionary authority to vote on any other matters of which we are not currently aware that may come before the Meeting including matters relating to the conduct of the Meeting.

VOTING REQUIREMENTS

   A quorum will exist if the holders of a majority of the shares are present in person or by proxy. Directors shall be elected by a plurality of the votes cast. The other proposals require the approval of a majority of the shares present, in person or by proxy, at the Meeting and entitled to vote. Therefore, any shares not voted on any of those proposals as a result of an abstention or a broker non-vote are equivalent to a vote against it. We do not expect any broker non-votes because this is a contested election.

REVOCATION OF PROXIES

You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy to any party that presents it to the Inspector of Election; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself revoke a proxy. Only your latest dated proxy will be counted.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, an affiliated stockholder intends to nominate the persons named below for election as directors.

Andrew Dakos, age 49, Park 80 West - Plaza Two, 250 Pehle Ave., Suite 708, Saddle Brook, NJ 07663; Mr. Dakos is a member of Bulldog Investors, LLC, the investment adviser of Special Opportunities Fund, Inc. and the investment partnerships comprising the Bulldog Investors group of private funds. He also is a manager of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. From 2001-2012, Mr. Dakos was a member of the general partners of several private funds in the Bulldog Investors group of private funds and in 2012 became a member of Bulldog Holdings, LLC which became the sole owner of such general partners. Mr. Dakos has been a director of Special Opportunities Fund, Inc., a closed-end fund, since 2009, and the Mexico Equity and Income Fund, Inc., a closed-end fund, since 2001. He has also been a director of Imperial Holdings, Inc., a specialty finance company, since 2012, and Brantley
Capital Corporation intermittently from 2005-2013. From 2009-2012 he served as Chief Compliance Officer of Bulldog Investors, LLC.

Phillip Goldstein, age 70, business address: Park 80 West - Plaza Two,
250 Pehle Ave., Suite 708, Saddle Brook, NJ 07663; Mr. Goldstein is a member of Bulldog Investors, LLC, the investment adviser of Special Opportunities Fund, Inc. and the investment partnerships comprising the Bulldog Investors group of private funds. He also is a manager of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. Until 2012, Mr. Goldstein was a member of the general partners of several private funds in the Bulldog Investors group of private funds and in 2012 became a member of Bulldog Holdings, LLC which became the sole owner of such general partners.
Mr. Goldstein has been a director of Special Opportunities Fund, Inc., a closed-end fund, since 2009, the Mexico Equity and Income Fund, Inc., a closed-end fund, since 2001, and MVC Capital, Inc., a business development company, since 2012. He has also been a director of Imperial Holdings, Inc., a specialty finance company, since 2012, and Brantley Capital Corporation until 2013.

Unless instructed otherwise, your proxy will be voted FOR the above nominees. There are no arrangements or understandings between Bulldog Investors and any of the above nominees in connection with the nominations.

PROPOSAL 2: ADVISORY VOTE ON THE RE-APPROVAL OF HILL'S 2010 SENIOR EXECUTIVE BONUS PLAN

Please refer to Hill's proxy soliciting material for additional information concerning this proposal. According to the Board's proxy statement: "[A]lignment of the compensation of our executive officers with the interests of our stockholders through use of stock-based incentive compensation is one of the core principles of our Company's compensation philosophy." That sounds fine but how has it worked out?

The 2010 Plan was approved by stockholders on June 4, 2010 when Hill's stock closed at $4.25 per share. Almost five years later, on May 1, 2015, the day prior to the takeover bid by DC Capital, it closed at $3.91. Over that time span, Irvin and his son, David Richter together received compensation valued at about $25 million or about 50 cents per share.
In sum, the Richter family has been generously compensated while stockholder value has declined.

Albert Einstein said that insanity is "doing the same thing over and over again and expecting different results." Unless instructed otherwise, your proxy will be voted AGAINST this proposal.

PROPOSAL 3: AN ADVISORY STOCKHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS HIRE AN INVESTMENT BANKER TO INVESTIGATE THE POSSIBILITY OF A LIQUIDITY EVENT TO MAXIMIZE STOCKHOLDER VALUE

In light of the premium cash offer for Hill announced on May 5th, the Board should attempt to engage with DC Capital and should consider hiring an investment banker to investigate whether stockholder value can be maximized through pursuit of a liquidity event. Because this Proposal is not binding, the Board is not bound to act on it even if approved by shareholders.

Unless instructed otherwise, your proxy will be voted FOR this proposal.

PROPOSAL 4: A STOCKHOLDER PROPOSAL RECOMMENDING THAT THE "POISON PILL" RECENTLY ADOPTED BY THE BOARD OF DIRECTORS BE RESCINDED IN THE EVENT A CASH TENDER OFFER IS MADE FOR ALL SHARES

On May 5, 2015, Hill announced that the Board of Directors (1) had rejected a takeover proposal from DC Capital to acquire Hill at a minimum of $5.50 per share in cash, and (2) adopted what is commonly known as a "poison pill." The poison pill effectively prevents anyone from consummating a cash tender offer for all shares of Hill. It also effectively entrenches management and the Board, both of which are conflicted because their lucrative compensation would likely be eliminated after a takeover. In sum, we believe it is in the best interests of stockholders to dismantle the poison pill in the event a cash tender offer is made for all shares of Hill. Because this Proposal is not binding, the Board is not bound to act on it even if approved by shareholders.

Unless instructed otherwise, your proxy will be voted FOR this proposal.

THE SOLICITATION

     We intend to solicit proxies by mail, and may utilize other means, e.g., telephone or the internet. We intend to deliver this proxy statement and form of proxy to every shareholder. Our proxy materials are available at: www.bulldoginvestorsproxymaterials.com.

Persons affiliated with us, including Opportunity Partners, LP, or employed by us, such as a proxy solicitation firm, may assist us in the solicitation of proxies. Banks, brokerage houses and other securities intermediaries will be requested to forward this proxy statement and the enclosed Green proxy card to the beneficial owners for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

    Initially, we and our clients will bear all of the expenses related to this proxy solicitation. Because we believe that all stockholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Stockholders will not be asked to vote on the reimbursement of these expenses, which to date total approximately $17,000, and which we estimate will total $125,000.

PARTICIPANTS

   As of May 19, 2015, Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663, is the soliciting stockholder and beneficially owned 2,853,583 shares on behalf of clients, including Opportunity Partners L.P., which were purchased at various times beginning on November 17, 2014. Each of our director nominees may be deemed to have a beneficial interest in certain of such shares. No part of the purchase price of such shares was purchased on margin or in connection with a bank loan. No "participant" has any direct or indirect arrangement or understanding with any person with respect to any securities of Hill or with respect to future employment by Hill or any of its affiliates or to any future transactions to which Hill or any of its affiliates will or may be a party. A "participant," as defined by the SEC, includes Bulldog Investors, the nominees designated above, and each client advised by Bulldog Investors. The SEC's definition of a "participant" may be misleading because it suggests that a "participant" has a more active role in a solicitation than may be the case.

May 26, 2015

PROXY CARD

Proxy Solicited in Opposition to the Board of Directors of Hill
International, Inc. ("Hill") by Bulldog Investors, LLC for the 2015 Annual Meeting of Stockholders

The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Hill and any adjourned or postponed Meeting, and to vote on all matters that come before either meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [ ].)

1. ELECTION OF TWO DIRECTORS.

[ ] FOR ANDREW DAKOS			 [ ] WITHHOLD AUTHORITY

[ ] FOR PHILLIP GOLDSTEIN		 [ ] WITHHOLD AUTHORITY

2. ADVISORY VOTE ON THE RE-APPROVAL OF HILL'S 2010 SENIOR EXECUTIVE
BONUS PLAN.

FOR [   ]		AGAINST [   ]			ABSTAIN [   ]

3. AN ADVISORY STOCKHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS HIRE AN INVESTMENT BANKER TO INVESTIGATE THE POSSIBILITY OF A LIQUIDITY EVENT TO MAXIMIZE STOCKHOLDER VALUE.

FOR [   ]		AGAINST [   ]			ABSTAIN [   ]

4. A STOCKHOLDER PROPOSAL RECOMMENDING THAT THE "POISON PILL" RECENTLY ADOPTED BY THE BOARD OF DIRECTORS BE RESCINDED IN THE EVENT A CASH TENDER OFFER IS MADE FOR ALL SHARES OF HILL.

FOR [   ]		AGAINST [   ]			ABSTAIN [   ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above, AGAINST PROPOSAL 2 and FOR Proposals 3 and 4. The undersigned hereby acknowledges receipt of the proxy statement dated May 26, 2015 of Bulldog Investors, LLC and revokes any proxy previously executed.

Signature(s) _______________________________  	Dated: _______________